                                                                    Exhibit 21.1

                              LIST OF SUBSIDIARIES

NAME OF SUBSIDIARY                                JURISDICTION OF INCORPORATION
1.  Vision Software (Europe) Limited                     United Kingdom
2.  Vision Software Tools Europe BVBA                    Belgium
3.  Vision Software GmbH                                 Germany